Exhibit 99.2

Axiall Corporation Announces Initial Purchase of 9% Senior Secured Notes due 2017 and Receipt of Requisite Consents to Amend the Indenture in Cash Tender Offer and Consent Solicitation

ATLANTA – February 1, 2013 – Axiall Corporation (NYSE: AXLL), formerly known as Georgia Gulf Corporation (the “Company”), today announced that it has accepted for purchase approximately $444.6 million aggregate principal amount of its $450.0 million aggregate principal amount of 9% Senior Secured Notes due 2017 (CUSIP Nos. 373200AV6 and U37332AG5) (the “Notes”) representing all Notes that were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on January 31, 2013 (the “Consent Payment Deadline”), pursuant to the Company’s previously announced cash offer to purchase and consent solicitation (the “Tender Offer”) for any and all of its outstanding Notes.

The Company used the net proceeds from its private offering of $450.0 million aggregate principal amount of 4.875% Senior Notes due 2023 (the “Offering”), together with cash on hand, to fund the purchase of the Notes for the tender offer consideration of $1,094.23 per $1,000 principal amount of the purchased Notes, to make the related consent payments of $30.00 per $1,000 principal amount of the purchased Notes and to pay the accrued and unpaid interest on the purchased Notes. The Company expects to use cash on hand and available borrowings to fund the purchase price of any additional Notes that are validly tendered pursuant to, and to redeem any and all of the Notes that remain outstanding following the consummation of, the Tender Offer, as well as to pay any accrued and unpaid interest and the related tender or redemption expenses.

The Company also received sufficient consents to approve the proposed amendments to the indenture dated as of December 22, 2009 (as supplemented or amended, the “Indenture”), governing the Notes. The Company, the guarantors party thereto and the trustee for the Notes have entered into a supplemental indenture implementing these amendments.

The completion of the Offering satisfied the financing condition to the Tender Offer, and the receipt of the requisite consents and execution of the supplemental indenture to effect the amendments to the Indenture satisfied the supplemental indenture condition to the Tender Offer. As previously announced, on January 28, 2013, the Company completed its merger with PPG Industries Inc.’s commodity chemicals business, the completion of which was also a condition to the Tender Offer.

The Tender Offer remains open and expires at 9:00 a.m., New York City time, on February 15, 2013, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders who validly tender, and do not validly withdraw, their Notes after the Consent Payment Deadline and prior to the Expiration Date will be eligible to receive the tender offer consideration of $1,094.23 per $1,000 principal amount of Notes, but will not receive the consent payment of $30.00 per $1,000 principal amount of Notes.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and Consent Solicitation Statement dated January 17, 2013, and related Letter of Transmittal and Consent, copies of which may be obtained from D.F. King & Co., Inc., the Information Agent and Tender Agent for the Tender Offer, at (800) 578-5378.

This press release shall not constitute an offer to purchase, or the solicitation of an offer to sell, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under the Royal Building Products and Exterior Portfolio brands, including window and door profiles, siding, mouldings, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Source: Axiall Corporation

Axiall Corporation

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